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                                                                   Exhibit 10.36

                     SUMMARY OF MATERIAL TERMS OF SEVERANCE
                        POLICY FOR CERTAIN KEY EMPLOYEES

         1. Eligibility. Up to ten employees of the Company holding the position of manager, general manager, or equivalent are eligible to participate under the Severance Policy. Composition of this group is in the sole discretion of a group consisting of the Chief Executive Officer, Chief Operating Officer, Executive Vice President-Corporate and Chief Financial Officer of Norcal.

         2. Benefits. Each eligible employee will receive an amount equal to his or her current annual base salary in the event (i) there is a change in control of Norcal and (ii) the employee's employment with the Company is actually or constructively terminated or the employee resigns within 13 months of the change in control.

         3. Exclusivity. Benefits received under the Severance Policy would supersede any other cash severance benefits to which the employee would otherwise be entitled under any other severance plan or policy maintained by the Company.